Exhibit 99.1
NEWS RELEASE
RANGE ACHIEVES RECORD PRODUCTION
FORT WORTH, TEXAS, JANUARY 26, 2010...RANGE RESOURCES CORPORATION (NYSE: RRC) today provided information on 2009 production volumes and price realizations. Fourth quarter 2009 production volumes averaged 457 Mmcfe per day, a record high for Range. Fourth quarter 2009 production increased 13% over the prior-year period. Range has now achieved 28 consecutive quarters of sequential production growth. On a sequential basis, fourth quarter 2009 production rose 5% compared to the prior quarter. Production for full-year 2009 averaged 436 Mmcfe per day, also a 13% increase over 2008. This represents Range’s sixth consecutive year of double-digit production growth.
The Company also announced that its preliminary fourth quarter 2009 oil and gas price realizations (including the impact of derivative settlements) averaged $6.59 per mcfe. This represents a 4% decrease from the prior-year period and a 4% increase versus third quarter 2009. For 2010, 69% of anticipated gas production is hedged at an average floor price of $5.53 per mcf and an average cap price of $7.33 per mcf.
Commenting on the announcement, John Pinkerton, Range’s Chairman and CEO, said, “Meeting production guidance in the fourth quarter was particularly challenging given the brutal winter weather conditions we experienced in December. Achieving 28 consecutive quarters of consistent production growth is an outstanding record reflecting the quality of our operating team and the quality of our property base. Once again, our operating team did an excellent job of delivering double-digit production growth for 2009 at low cost. Importantly, we delivered double-digit growth while at the same time selling significant amounts of non-core properties, maintaining our strong financial position and expanding our position in our key plays.”
The information in this release is unaudited. Audited and final results, including final fourth quarter 2009 oil and gas price realizations (including the impact of derivative settlements) will be provided in our Annual Report on Form 10-K for the year ended December 31, 2009 currently planned to be filed with Securities and Exchange Commission by the end of February 2010.
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern and Appalachian regions of the United States.
Except for historical information, statements made in this release, including those relating to anticipated production, future realized prices, low cost structure and anticipated financial results are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.
2010-2

Contact:	Rodney Waller, Senior Vice President David Amend, Investor Relations Manager Karen Giles, Corporate Communications Manager (817) 870-2601 www.rangeresources.com